Exhibit 1

AGREEMENT AND PLAN OF MERGER
Dated as of December 2, 2007
by and among
AGRIUM INC.,
UTAH ACQUISITION CO.
and
UAP HOLDING CORP.

-i-

TABLE OF CONTENTS
(Continued)
-ii-

TABLE OF CONTENTS
(Continued)
Annex A            Tender Offer Conditions
Annex B            Certificate of Incorporation of Merger Sub
Annex C            By-laws of Merger Sub
SCHEDULES
Company Disclosure Schedule
-iii-

INDEX OF DEFINED TERMS

Term	Section
14d-10 Approvals	3.13(l)
2007 10-K	Article III
2007 10-Qs	Article III
51-102	6.12(b)
52-107	6.12(b)
Acceptance Date	1.01(d)
Acceptance Time	1.01(d)
Actions	3.08
Adverse Conditions	6.04(e)
Affiliate	9.03(a)
Agreement	Preamble
Antitrust Laws	9.03(b)
Arrangements	3.13(l)
Book-Entry Shares	2.07(b)
Business Day	9.03(c)
Canadian GAAP	6.12(b)
Certificate of Merger	2.01(c)
Certificates	2.07(b)
Clayton Act	9.03(d)
Closing	2.01(b)
Closing Date	2.01(b)
Code	1.01(e)
Commonly Controlled Entity	3.13(f)
Company	Preamble
Company Adverse Recommendation Change	5.05(d)
Company Balance Sheet	3.05(c)
Company Benefit Plans	3.13(a)
Company By-laws	3.01
Company Certificate	3.01
Company Common Stock	Recitals
Company Disclosure Documents	3.06(a)
Company Disclosure Schedule	Article III
Company Equity Award	9.03(e)
Company Equity Awards	3.03(b)
Company Equity Compensation Plans	9.03(f)
Company Financial Advisor	3.21
Company Pension Plan	3.13(a)
Company Personnel	9.03(g)
Company Preferred Stock	3.03(a)
Company Recommendation	Recitals
Company SEC Documents	3.05(a)
-iv-

INDEX OF DEFINED TERMS
(Continued)

Term	Section
Company Stock Option	9.03(h)
Company Stockholder Approval	3.18
Company Stockholders’ Meeting	6.01(a)
Company Welfare Plan	3.13(a)
Competition Act	3.04(d)
Competition Act Approval	9.03(i)
Confidentiality Agreement	6.02(b)
Continuation Period	6.09(a)
Continuing Directors	1.03(b)
Continuing Employees	6.09(a)
Contract	3.04(c)
Covered Stockholders	3.13(l)
Deferred Equity Units	2.08(c)
Delaware Secretary of State	2.01(c)
DGCL	2.01(a)
Disbursing Agent	2.07(a)
Dissenting Shares	2.09(a)
DOL	3.13(b)
Effective Time	2.01(c)
Environmental Laws	9.03(j)
ERISA	3.13(a)
Exchange Act	1.01(a)
Exchange Fund	2.07(a)
Expenses	9.03(k)
Expiration Date	1.01(c)
Federal Trade Commission Act	9.03(l)
Financing	6.11
Foreign Benefit Plans	3.13(a)
Foreign Corrupt Practices Act	3.10(e)
Form 40-F	Article IV
Governmental Entity	3.04(d)
Hazardous Materials	9.03(m)
HSR Act	3.04(d)
HSR Condition	Annex A
Indemnified Party	6.05(b)
Infringe	3.16(a)
Intellectual Property	3.16(b)
IRS	3.13(b)
Key Personnel	9.03(n)
Knowledge	9.03(o)
Law	3.04(c)
Leased Real Property	3.15(b)
Leases	3.15(b)
-v-

INDEX OF DEFINED TERMS
(Continued)

Term	Section
Lessor Lease	3.15(b)
Liabilities	9.03(p)
Liens	3.02
Material Adverse Effect	9.03(q)
Material Contract	3.09(a)
Merger	Recitals
Merger Consideration	2.06(b)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
Negotiation Period	8.01(f)
Offer	Recitals
Offer Documents	1.01(b)
Offer Price	9.03(r)
Offeror	Recitals
Operating Unit	3.15(g)
Option Consideration	9.03(s)
Order	3.04(c)
Outside Date	8.01(b)(i)
Overall Compensation	6.09(a)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Material Adverse Effect	9.03(t)
PBGC	3.13(b)
Permits	3.10(b)
Permitted Liens	9.03(u)
Person	9.03(v)
Proxy Statement	3.06(a)
Real Property	3.15(b)
Release	9.03(w)
Representatives	5.05(a)
Required Company Q3 Financial Statements	6.12(a)
Reverse Termination Fee	6.06(c)
RSU	9.03(x)
Schedule 14D-9	1.02(b)
Schedule TO	1.01(b)
SEC	1.01(b)
Securities Act	3.05(a)
Settlement	6.04(c)
Sherman Act	9.03(y)
Short Form Merger	2.01(d)
SOX Act	3.05(e)
Subsidiary	9.03(z)
Superior Proposal	5.05(c)
-vi-

INDEX OF DEFINED TERMS
(Continued)

Term	Section
Surviving By-laws	2.03
Surviving Charter	2.02
Surviving Corporation	2.01(a)
Takeover Announcement	6.06(b)
Takeover Proposal	5.05(b)
Tax	3.14(p)
Tax Return	3.14(p)
Taxing Authority	3.14(p)
Tender Offer Conditions	1.01(a)
Termination Fee	6.06(b)
Top-Up Option	1.04(a)
Top-Up Option Shares	1.04(a)
U.S. Benefit Plan	3.13(a)
U.S. GAAP	3.05(b)
U.S. Parent	Recitals
-vii-

AGREEMENT AND PLAN OF MERGER
               This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 2, 2007, is by and among AGRIUM INC., a corporation governed by the Canada Business Corporations Act (“Parent”), UTAH ACQUISITION CO., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and UAP HOLDING CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement have the respective meanings specified in Section 9.03.
RECITALS
               WHEREAS, the respective Boards of Directors of Parent, Agrium U.S., Inc., a Colorado corporation and an indirect wholly-owned Subsidiary of Parent (“U.S. Parent”), Merger Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
               WHEREAS, Parent proposes to cause Merger Sub, U.S. Parent or another direct or indirect wholly-owned Subsidiary of Parent (such Person, “Offeror”) to commence a tender offer to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), at the Offer Price, subject to the terms and conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”);
               WHEREAS, after Offeror acquires the shares of Company Common Stock pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company, except as otherwise provided herein, will be converted into the right to receive the Offer Price;
               WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to the terms and conditions contained herein, resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Company Common Stock in the Offer and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”);
               WHEREAS, the respective Boards of Directors of Parent and U.S. Parent have unanimously approved this transaction and the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and
               WHEREAS, U.S. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger.
               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
THE OFFER
          Section 1.01 The Offer.
                    (a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in paragraphs (a) through (c) of clause (iv) of Annex A shall have occurred and be continuing, as promptly as practicable and in any event no more than six (6) Business Days after the date of this Agreement, Offeror shall, and Parent shall cause Offeror to, commence, within the meaning of Rule l4d-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), the Offer. The obligation of Offeror to, and of Parent to cause Offeror to, accept for payment and pay for any shares of Company Common Stock tendered shall be subject only to the satisfaction of the conditions set forth in Annex A (the “Tender Offer Conditions”) and the procedural and customary terms set forth in the Offer Documents; provided that Parent and Offeror may, without the consent of the Company (but, for the avoidance of doubt, subject to Sections 1.01(c) and 1.01(d)), increase the Offer Price and waive any of the Tender Offer Conditions (other than the Minimum Tender Condition, which may not be waived without the prior written consent of the Company) and make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, neither Offeror nor Parent may change the form of consideration to be paid, decrease the Offer Price or the number of shares of Company Common Stock sought to be purchased in the Offer, impose additional conditions to the Offer, reduce the time period during which the Offer shall remain open, or modify any of the Tender Offer Conditions or amend any other term of the Offer in any manner adverse to the holders of the             shares of Company Common Stock. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.
                    (b) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events described in paragraphs (a) through (c) of clause (iv) of Annex A shall have occurred and be continuing, as promptly as practicable and in any event no more than six (6) Business Days after the date of this Agreement, Parent and Offeror shall file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”) with respect to the Offer, which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain or incorporate by reference the offer to purchase relating to the Offer and forms of the related letter of transmittal and summary advertisement other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). Parent and Offeror further agree to disseminate the Offer Documents to holders of shares of Company Common Stock as and to the extent required by applicable federal securities Laws. The Company shall promptly provide to Parent and Offeror all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required under the Exchange Act or reasonably requested in connection with any action contemplated by this Section 1.01. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents, and Parent and Offeror shall give reasonable and good faith consideration to any comments made by the Company and its counsel prior to their filing with the SEC (it being understood that the Company and its counsel shall provide any comments thereon as soon as practicable). Parent and Offeror agree to provide the Company (in writing, if written), and to consult with the Company and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and any responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. Each of Parent, Offeror and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Offeror further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by Law.
                    (c) Unless this Agreement shall have been terminated pursuant to Section 8.01, the “initial scheduled expiration date of the Offer” shall be twenty (20) business days (as defined in Rule 14d-1(g)(3) promulgated under the Exchange Act) after (and including the day of) the date of its commencement (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Offeror shall not, and Parent agrees that it shall cause Offeror not to, terminate or withdraw the Offer other than in connection with the termination of this Agreement in accordance with Section 8.01 hereof; provided that Offeror shall not be required to, and Parent shall not be required to cause Offeror to, extend the Offer beyond the Outside Date. Offeror and Parent may, without receiving the consent of the Company, extend the Expiration Date for any period required by applicable rules and regulations of the SEC, the NASDAQ Global Market or any other stock exchange or automated quotation system applicable to the Offer. Notwithstanding the foregoing, Parent and Offeror shall, unless this Agreement shall have been terminated pursuant to Section 8.01, extend the Offer from time to time if at any scheduled Expiration Date of the Offer any of the Tender Offer Conditions shall not have been satisfied or waived; provided that such extension shall be for a period that is not more than seven (7) Business Days after such previously scheduled Expiration Date (unless otherwise reasonably agreed by the parties); provided, further, that Offeror shall not be required to, and Parent shall not be required to cause Offeror to, extend the Offer beyond the Outside Date. In the event the Acceptance Date occurs but Parent does not acquire a number of shares of Company Common Stock sufficient to enable a Short Form Merger to occur (assuming exercise of the Top-Up Option in full), Offeror may, without the consent of the Company, undertake one or more “subsequent offering periods” for the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Parent, which shall be not less than three (3) nor more than twenty (20) Business Days in the aggregate (it being understood that any “subsequent offering period” shall not extend the Expiration Date).
                    (d) Subject to the satisfaction (or, to the extent permitted by this Agreement, waiver by Parent or Offeror) of the Tender Offer Conditions, Offeror shall, and Parent shall cause Offeror to, immediately accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer (the first date of acceptance for payment and payment, the “Acceptance Date” and the time of acceptance for payment and payment on the Acceptance Date, the “Acceptance Time”) on or after the Expiration Date. If Offeror shall commence a subsequent offering period in connection with the Offer, Offeror shall immediately accept for payment and pay as soon as possible for all additional shares of Company Common Stock tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Parent shall provide or cause to be provided to Offeror on a timely basis the funds necessary to purchase any shares of Company Common Stock that Offeror becomes obligated to purchase pursuant to the Offer.
                    (e) Offeror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer (or in connection with any subsequent offering period) any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of state, local or foreign Tax Law, and all such amounts shall be treated as having been paid to the applicable holder of shares of Company Common Stock.
          Section 1.02 Company Actions.
                    (a) The Company hereby approves this Agreement and consents to the inclusion in the Offer Documents of the Company Recommendation, subject only to the Company’s rights to withdraw, modify or amend the Company Recommendation in accordance with the provisions of Section 5.05. The Company hereby represents and warrants that it has been advised that, as of the date hereof, each of its directors and executive officers intends, as of the date hereof, to tender pursuant to the Offer any and all shares of Company Common Stock owned by such director or officer beneficially or of record, other than shares of Company Common Stock that remain subject to unexercised Company Stock Options and other than shares of Company Common Stock that may be sold pursuant to any Rule 10b5-1 plan in effect on or prior to the date of this Agreement.
                    (b) The Company shall file with the SEC, on the same date as Parent and Offeror shall file the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject only to the provisions of Section 5.05, the Company Recommendation, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Offeror in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company’s stockholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as practicable). The Company agrees to provide Parent (in writing, if written), and to consult with Parent and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and any responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. Each of the Company, Parent and Offeror shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Laws.
                    (c) In connection with the Offer, the Company shall promptly provide Parent with (or cause Parent to be provided with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date, and shall provide Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company.
          Section 1.03 Board Representation.
                    (a) Subject to applicable Law, immediately upon payment by Offeror for shares of Company Common Stock accepted at the Acceptance Time,

and from time to time thereafter as shares of Company Common Stock are acquired by Parent or Offeror, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Offeror representation on the Board of Directors of the Company of at least that number of directors which equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Offeror (including for purposes of this Section 1.03 such shares of Company Common Stock accepted for payment) bears to the number of shares of Company Common Stock then outstanding. The Company shall take all actions necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including, subject to applicable Law and the Company’s Certificate of Incorporation, increasing the size of the Board of Directors and/or securing the resignations of incumbent directors. Subject to applicable Law, the Company shall cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 1.03(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) subject to applicable Law and the Company’s Certificate of Incorporation, each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. Subject to applicable Law, and subject to Parent supplying the Company with the information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, at the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.03(a) and shall include in the originally filed Schedule 14D-9 and otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act. The parties hereto acknowledge and agree that, from and after the Acceptance Date, the Company shall be a “controlled company” (within the meaning of the listing requirements of NASDAQ).
                    (b) Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its best efforts to cause its Board of Directors to always have at least two (2) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates, stockholders or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NASDAQ (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the remaining Continuing Directors (or Continuing Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Continuing Director(s) for purposes of this Agreement;

provided, further, that the remaining Continuing Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director(s); provided, further, that if no Continuing Director then remains, the other directors shall designate two (2) Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
                    (c) Notwithstanding anything in this Agreement to the contrary, following the election or appointment of any of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) extend the time for performance of any obligation of, or action hereunder by, Parent or Merger Sub (or Offeror), (iii) exercise, enforce or waive compliance with any of the agreements or conditions contained herein for the benefit of the Company, (iv) take any action to seek to enforce any obligations of Parent or Merger Sub (or Offeror) under this Agreement or (v) take any other action by the Company under or in connection with this Agreement or the transactions contemplated hereby. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the reasonable expense of the Company for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least three (3) Business Days’ prior notice of the commencement of any such action.
          Section 1.04 Top-Up Option.
                    (a) The Company hereby irrevocably grants to Offeror an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 1.04, to purchase up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent or any of its Subsidiaries (including the Offeror and its Subsidiaries) at the time of such exercise, shall constitute the least amount reasonably required so that Parent and its Subsidiaries, taken as a whole, own more than 90% of the shares of Company Common Stock outstanding immediately after exercise of the Top-Up Option at a price per share as set forth below; provided that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then authorized but unissued shares of Company Common Stock. The purchase price for the Top-Up Option Shares shall be equal to the Offer Price, which price shall be payable either, at Offeror’s election, (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by the issuance of a full recourse note with a principal amount equal to the remainder of the exercise price.

                    (b) The Top-Up Option shall be exercised by Offeror, in whole or in part, at any time on or after the Acceptance Time (so long as the exercise of the Top-Up Option would, after the issuance of shares of Company Common Stock thereunder, be sufficient to allow the Short Form Merger to occur), and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent or Offeror or any wholly-owned Subsidiary of Parent or Offeror constitutes more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (C) Offeror has accepted for payment all shares of Company Common Stock validly tendered in the Offer and not withdrawn.
                    (c) Upon the exercise of the Top-Up Option in accordance with Section 1.04(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent, Offeror or any wholly-owned Subsidiary of Parent or Offeror immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares (and the Company shall issue the Top-Up Option Shares at such designated time). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Offeror of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Offeror, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares pursuant to Section 1.04(a), and the Company shall cause to be issued to Parent or Offeror a certificate representing the Top-Up Option Shares.
                    (d) Parent and Merger Sub acknowledge that the Top-Up Option Shares which Offeror may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Offeror is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Offeror for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II
MERGER; CONVERSION OF SECURITIES
          Section 2.01 The Merger.
                    (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Sub shall cease.
                    (b) The closing of the Merger (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York at 10:00 a.m., local time, on a date (the “Closing Date”) which, subject to Section 2.01(d), shall be the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.
                    (c) Subject to the provisions of this Agreement, at the Closing, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
                    (d) Notwithstanding anything herein to the contrary, (i) if, as of or immediately following the Acceptance Date or the expiration of any subsequent offering period pursuant to Section 1.01(c), Offeror and Parent, taken together, shall own at least 90% of the outstanding shares of Company Common Stock (including pursuant to the Top-Up Option), the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), occur as promptly as reasonably practicable but in any event no later than the fifth (5th) Business Day following the Acceptance Date or the expiration of such subsequent offering period, as applicable, and (ii) Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of shares of Company Common Stock, in accordance with Section 253 of the DGCL (such Merger, a “Short Form Merger”).

               (e) The Merger shall have the effects specified under the DGCL. As of the Effective Time, the Company shall be a direct or indirect wholly- owned subsidiary of Parent.
     Section 2.02 Certificate of Incorporation. Subject to Section 6.05(a), the Company shall take all requisite action so that the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, in the form attached hereto as Annex B, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”) (except that the name of the Surviving Corporation shall be “UAP Holding Corp.”), until amended as provided in the Surviving Charter or by applicable Law.
          Section 2.03 By-laws. Subject to Section 6.05(a), the Company shall take all requisite action so that the By-laws of Merger Sub in effect immediately prior to the Effective Time, in the form attached hereto as Annex C, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation (the “Surviving By-laws”), (except that the name of the Surviving Corporation shall be “UAP Holding Corp.”), until amended in accordance with the Surviving Charter, the Surviving By-laws or by applicable Law.
          Section 2.04 Directors and Officers.
               (a) The Company shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and the DGCL.
               (b) The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and the DGCL.
          Section 2.05 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
          Section 2.06 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities of the Company or Merger Sub:
               (a) (i) each share of Company Common Stock held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company shall be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto, and (ii) each share of Company Common Stock held immediately prior to the Effective Time by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall (A) if the Merger is effected pursuant to Section 253 of the DGCL, be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto and (B) if the Merger is effected pursuant to Section 251 of the DGCL, be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted;
               (b) each issued and outstanding share of Company Common Stock other than (i) shares of Company Common Stock referred to in Section 2.06(a) and (ii) Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock which have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and
               (c) each share of capital stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.06(a), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          Section 2.07 Surrender and Payment.
               (a) Prior to the Effective Time, Merger Sub shall appoint a bank or trust company, that has been approved in advance by the Company (which approval shall not be unreasonably withheld, delayed or conditioned), to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock. Prior to the Effective Time, the Company and Merger Sub will enter into a disbursing agent agreement with the Disbursing Agent and, at or essentially simultaneously with the Effective Time, Parent shall cause Merger Sub to deposit with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 2.06(b) to and for the benefit of holders of shares of Company Common Stock (such amounts being hereinafter referred to as the “Exchange Fund”), with such cash to be held in trust by the Disbursing Agent, pursuant to the terms of the disbursing agent agreement referenced above, for the benefit of such holders of such shares. The Disbursing Agent shall invest the Exchange Fund as directed by Merger Sub; provided that any such investments shall be limited to (i) direct short-term obligations of the United States of America, or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; provided, further, that no loss thereon or thereof shall affect the amounts payable to holders of shares of Company Common Stock pursuant to Section 2.06(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.06(b) shall be promptly paid to Parent. Merger Sub shall, and Parent shall cause Merger Sub to, promptly replenish the Exchange Fund to the extent of any investment losses.
          (b) As soon as reasonably practicable after the Effective Time, but in any event no later than the third (3rd) Business Day thereafter, the Disbursing Agent shall mail to each Person who was a record holder as of the Effective Time of shares of Company Common Stock which were converted into the right to receive Merger Consideration pursuant to Section 2.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the outstanding certificate(s) which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Disbursing Agent and, in the case of non-certificated shares represented by book-entry which immediately prior to the Effective Time represented shares of Company Common Stock (the “Book-Entry Shares”), delivery shall be effected only after complying with reasonable delivery procedures established by the Disbursing Agent and reasonably acceptable to the Company, and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation or compliance with the reasonable procedures established by the Disbursing Agent for delivery of Book-Entry Shares, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration, less any required withholding of Taxes, and such Certificate and Book-Entry Shares shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares.
          (c) If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.
          (d) Until surrendered in accordance with the provisions of this Section 2.07, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares representing shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration, without interest.
          (e) At and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by applicable Law. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
          (f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand. At any time more than six (6) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates and Book-Entry Shares (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, any former holders of shares of Company Common Stock shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates or Book-Entry Shares held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered in respect of such Certificate or Book-Entry Share to a public official pursuant to any abandoned property, escheat or other similar Law.
     Section 2.08 Company Stock Options, RSUs and Deferred Equity Units.
          (a) Each Company Stock Option that is not fully vested and exercisable and that is outstanding immediately prior to the Acceptance Time shall automatically become fully vested and exercisable effective as of the Acceptance Time. On the occurrence of the Acceptance Time, each outstanding Company Stock Option shall be converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of shares of Company Common Stock into which the applicable Company Stock Option was exercisable immediately prior to the Acceptance Time. The Company shall pay the holders of Company Stock Options the cash payments described in this Section 2.08(a) as soon as reasonably practicable after the Acceptance Time, but in any event within five (5) Business Days following the Acceptance Time.
          (b) Each RSU that is not fully vested and exercisable and that is outstanding upon the occurrence of the Acceptance Time shall automatically become fully vested effective as of the Acceptance Time. On the occurrence of the Acceptance Time, each outstanding RSU shall be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration. The Company shall pay the holders of RSUs the cash payments described in this Section 2.08(b) as soon as reasonably practicable after the Acceptance Time, but in any event within five (5) Business Days following the Acceptance Time; provided, however, that if the Acceptance Time is not a “change in control event” within the meaning of Section 409A of the Code, then any RSUs that constitute deferred compensation within the meaning of Section 409A of the Code shall vest as of the Acceptance Time but amounts in respect thereof shall be payable upon the occurrence of the Effective Time (or any earlier event as permitted under Section 409A of the Code without the imposition of any excise tax thereunder).
          (c) Effective as of the Acceptance Time, all amounts held in participant accounts and denominated in Company Common Stock either under the Company’s Directors Deferred Compensation Plan or pursuant to individual deferred compensation agreements shall automatically become fully vested (based on a deemed achievement of any applicable performance targets at the maximum level) and shall be converted into the right to receive an amount in cash equal to (i) the

Merger Consideration multiplied by (ii) the aggregate number of shares of Company Common Stock deemed held in such participant’s accounts (“Deferred Equity Units”). Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Deferred Equity Units and prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the applicable agreement, plan or arrangement, as elected by the participant.
          (d) At the Acceptance Time, Parent shall deposit or cause to be deposited with the Company cash in U.S. dollars sufficient to pay the amounts determined as set forth in Sections 2.08(a) through (c) above in respect of the Company Stock Options, RSUs and Deferred Equity Units. Any payment made pursuant to this Section 2.08 to the holder of any Company Stock Option or RSU, as applicable, shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws and (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option or RSU, as applicable, for all purposes under this Agreement. Immediately following the payments described in Sections 2.08(a) and (b), respectively, and the conversion described in Section 2.08(c), each Company Stock Option, RSU and Deferred Equity Unit, respectively, shall be cancelled and, from and after the Acceptance Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options, RSUs or Deferred Equity Units. After the holders of all outstanding Company Stock Options and RSUs have been paid in accordance with the terms of this Agreement, the Company’s 2003 Stock Option Plan, 2004 Non-Executive Director Stock Option Plan, 2004 Long Term Incentive Plan and 2007 Long Term Incentive Plan, respectively, shall be terminated and no such Company Stock Options or RSUs shall be outstanding.
          (e) The Board of Directors of the Company shall adopt such resolutions and take such other actions as may be required or appropriate such that, upon the Acceptance Time, each Company Stock Option, RSU and Deferred Equity Unit are treated in accordance with this Section 2.08.
     Section 2.09 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are held by any holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such

Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares, without any interest. Notwithstanding anything to the contrary contained in this Section 2.09, if the Merger is rescinded or abandoned in accordance with the terms of this Agreement, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.
               (b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.
          Section 2.10 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be equitably adjusted to reflect such change.
          Section 2.11 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
          Section 2.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any items or matters disclosed in other sections or subsections of the Company Disclosure Schedule shall be deemed to be disclosed in such Section or subsection to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure)), and except as disclosed in the Annual Report on Form 10-K of the Company for the fiscal period ended February 25, 2007 (the “2007 10-K”), the Quarterly Reports on Form 10-Q (the “2007 10-Qs”) and the Current Reports on Form 8-K filed after the date of filing of the 2007 10-K and any amendments to any such reports, in the case of all such reports and amendments filed no less than three (3) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries has been duly organized, and is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals would not have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The Company has provided or made available to Parent, prior to the close of business on November 30, 2007, complete and accurate copies of the Company’s Certificate of Incorporation (the “Company Certificate”) and the Company’s By-laws (the “Company By-laws”), and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), in each case as amended to the date hereof.
     Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists, as of the date hereof, (a) each Significant Subsidiary of the Company (including its state of incorporation or formation), and (b) each other Subsidiary of the

Company. Except as set forth in Section 3.02 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, claims, options, restrictions, encumbrances, security interests or other similar adverse claims of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (collectively, “Liens”), except for such transfer restrictions of general applicability as may be provided under applicable Law, including the Securities Act and the “blue sky” laws of the various States of the United States. Except as set forth on Section 3.02 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any Person.
           Section 3.03 Capital Structure; Indebtedness.
               (a) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on November 30, 2007:
                    (i) 52,457,020 shares of Company Common Stock were issued and outstanding (and there are no shares of Company Common Stock held by the Company in its treasury);
                    (ii) 1,411,305 Company Stock Options issued pursuant to the Company’s 2003 Stock Option Plan or 2004 Non-Executive Director Stock Option Plan were outstanding, and 1,411,305 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of Company Stock Options or the exercise of Company Stock Options issued pursuant to the Company’s 2003 Stock Option Plan or 2004 Non-Executive Director Stock Option Plan;
                    (iii) 1,256,505 RSUs issued pursuant to the Company’s 2004 Long-Term Incentive Plan or 2007 Long-Term Incentive Plan were outstanding, and 5,495,650 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of RSUs or the settlement of RSUs issued pursuant to the Company’s 2004 Long-Term Incentive Plan or 2007 Long-Term Incentive Plan or in connection with the distribution of Company Common Stock with respect to Deferred Equity Units;
                    (iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares; and

                    (v) no shares of Company Common Stock were held by any Subsidiary of the Company.
               (b) Except as set forth above in this Section 3.03, at the close of business on November 30, 2007, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, RSUs and Deferred Equity Units) (collectively, the “Company Equity Awards”) that are linked to the value of Company Common Stock. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Subsidiary of the Company may vote. Except as set forth above in Section 3.02 or this Section 3.03 and for issuances of shares of Company Common Stock pursuant to the Company Equity Awards set forth above in this Section 3.03 and, with respect to changes following the date of this Agreement, except as permitted by Section 5.01, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.
               (c) As of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases or payables pursuant to ordinary course trade credit) is (i) indebtedness for borrowed money of the Company and its Subsidiaries pursuant to 8 1/4% Senior Notes due 2011 and (ii) $397,812,500 of term loans, $15,364,142 of letters of credit and $424,351,029 of revolving loans outstanding under the Company’s Second Amended and Restated Credit Agreement, dated as of June 1, 2006, with General Electric Capital Corporation and the other lenders named therein, as amended. Section 3.03 of the Company Disclosure Schedule sets forth a description of all obligations of the

Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps, hedges (including cash flow hedges) or similar arrangements.
          Section 3.04 Authority; Noncontravention.
               (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval in connection with the Merger, if applicable, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the requirement to obtain the Company Stockholder Approval in connection with the Merger, if applicable). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (b) The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved, and declared advisable, this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of, the Company and its stockholders, (iii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to make the Company Recommendation (provided that the Company Recommendation may be withdrawn, modified or amended only in accordance with the provisions of Section 5.05), and (iv) resolved to elect, to the extent of the Board of Directors’ power and authority and to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement, which resolutions have not as of the date hereof and subject to Section 5.05, been subsequently rescinded, modified or withdrawn in any way.
               (c) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, whether written or oral, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject and which is material to the Company or any of its Subsidiaries, or (iii) subject to the obtaining of the Company Stockholder Approval in connection with the Merger, if applicable, and the governmental filings and other matters referred to in Section 3.04(d), any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment, settlement, award or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that would not have, individually or in the aggregate, a Material Adverse Effect.
               (d) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (including NASDAQ) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the filing of a pre-merger notification under the Competition Act (Canada) (the “Competition Act”) and the termination, expiry or waiver of the applicable waiting period thereunder, (ii) applicable requirements of the Exchange Act, and foreign or state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) applicable requirements of the rules and regulations of the NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.05 Company SEC Documents.
               (a) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since and including February 25, 2005 (such documents, the “Company SEC Documents”). Each of the Company SEC Documents, as amended no less than three (3) Business Days prior to the date hereof, complied in all material respects with, to the extent in effect at the time of filing, the requirements of the U.S. Securities Act of 1933 (the “Securities Act”), and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or, if amended no less than three (3) Business Days prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (b) Each of the consolidated financial statements (including the related notes) of the Company included in the 2007 10-K and 2007 10-Qs comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).
               (c) Except (i) to the extent reflected or reserved against in the Company’s consolidated audited balance sheet as of February 25, 2007 (or the notes thereto) (the “Company Balance Sheet”) or the consolidated balance sheet as of August 26, 2007 (or the notes thereto), in each case, as included in the Company SEC Documents, (ii) Liabilities incurred in the ordinary course of business, (iii) Liabilities incurred pursuant to Contracts (other than as a result of breach), (iv) Liabilities incurred in connection with this Agreement, (v) Liabilities or obligations which have been discharged or paid in full, or (vi) Liabilities or obligations as would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities (whether or not required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto)).
               (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the

Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. None of the Subsidiaries of the Company is, or has at any time since and including February 25, 2005 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
               (e) Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”). To the Knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the SOX Act when due.
               (f) The Company has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurances that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer, (ii) designed internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, (iii) to the extent required by applicable Law, evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
               (g) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

               (h) Since and including February 25, 2005, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Company’s or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than complaints, allegations, assertions and claims which were reviewed and considered by the Company consistent with its internal policies and procedures for such matters and were determined not to be material and otherwise not to disclose a significant or material deficiency or material weakness in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal accounting controls.
          Section 3.06 Information Supplied.
               (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9 (the “Company Disclosure Documents”), the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply in all material respects with the applicable requirements of the Exchange Act.
               (b) The Company Disclosure Documents (other than the Proxy Statement), as supplemented or amended, at the time of filing of such Company Disclosure Document or any such supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.06(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information provided to the Company by or on behalf of Parent or Merger Sub specifically for use therein.
               (c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates provided to Parent or Merger Sub by or on behalf of the Company for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          Section 3.07 Absence of Certain Changes or Events. Since August 26, 2007, there has not been any Material Adverse Effect nor has there been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for Liabilities incurred in connection with this Agreement or, with respect to Liabilities incurred after the date hereof, as expressly permitted pursuant to Section 5.01, since August 26, 2007, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (b) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 5.01(a), 5.01(b), 5.01(c) (with respect to the Company only), 5.01(d), 5.01(e), 5.01(i) (with respect to terminations of Contracts only) or 5.01(k).
          Section 3.08 Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative, for condemnation or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against, or otherwise affecting, the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of the Company or any of its Subsidiaries, except, in each case, for those that would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those that would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations or internal investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer (in their capacity as such) of the Company or any of its Subsidiaries, except, in each case, for those that would not have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.09 Material Contracts.
               (a) For purposes of this Agreement, a “Material Contract” shall mean:
                    (i) any Contract required to be filed as an exhibit to the Company’s Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K (including, in any event, any Contract with ConAgra Foods, Inc. or any of its Affiliates);
                    (ii) any Contract containing covenants of the Company or any of its Subsidiaries (A) not to compete (or otherwise restrict the Company or any of its Subsidiaries from competing) in any line of business or geographic area, other than in any immaterial respect, (B) to sell on a “most favored nations” or similar basis to any third party (except for any Contract entered into in the ordinary course of business with a Governmental Entity) or (C) to provide exclusivity or otherwise restrict, in each case other than in any immaterial respect, the ability of the Company or any of its Subsidiaries to conduct a material amount of business in any area;
                    (iii) any Contract relating to Intellectual Property which requires payments by the Company or any Subsidiary of the Company in excess of $500,000 in any twelve (12) month period or is otherwise material to the Company and/or any of its Subsidiaries, other than profit-sharing arrangements in connection with joint ventures and similar partnerships;
                    (iv) any Contract pursuant to which the Company or any of its Subsidiaries has entered into any material partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries);
                    (v) any indenture, mortgage, loan, guarantee or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case in an amount in excess of $3,000,000 individually;
                    (vi) other than as disclosed pursuant to clause (ix) above, any pledges, security agreements and sale/leaseback arrangements entered into by the Company or any of its Subsidiaries, in each case, relating to a current outstanding or pledged amount in excess of $3,000,000 individually;
                    (vii) any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on sixty (60) days’ notice or less) under which the Company or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments in excess of $10,000,000;
                    (viii) any Contract which requires payments in excess of $1,000,000 in any twelve (12) month period containing “change of control” or similar provisions; and
                    (ix) any Contract entered into on or after August 26, 2007 relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) of or by the Company or its Subsidiaries (other than acquisitions or dispositions of inventory or capital equipment in the ordinary course of business), in an amount in excess of $10,000,000.
               (b) Section 3.09 of the Company Disclosure Schedule is true and accurate and lists all Material Contracts as of the date of this Agreement. To the Company’s Knowledge (only with respect to the counterparty to such Material Contract), each Material Contract (whether or not set forth on such Section 3.09) is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except (i) to the extent that such Material Contract has previously expired or been terminated in accordance with its terms or (ii) as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which would not have, individually or in the aggregate, a Material Adverse Effect. For the purposes of this Section 3.09, Material Contracts shall be deemed to include any Contract entered into after the date hereof and prior to the Effective Time that would have been a Material Contract had it been in effect as of or prior to the date hereof.
          Section 3.10 Compliance with Laws. Except for those matters that would not have, individually or in the aggregate, a Material Adverse Effect:
               (a) each of the Company and its Subsidiaries is and has been since February 26, 2006 in compliance with all Laws (including Environmental Laws) and Orders applicable to it, its properties or other assets related to its business or operations;
               (b) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, including permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted (collectively, “Permits”);
               (c) there is no continuing default under, or violation of, any Permit;
               (d) the consummation of the Offer or the Merger would not cause (with or without notice, lapse of time or both) the revocation, modification or cancellation of any Permit;
               (e) to the Company’s Knowledge, (i) there are no adverse negative past performance evaluations or ratings by the U.S. Government or any other Governmental Entity, or any voluntary disclosures under the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) or any other comparable foreign Law, any enforcement actions or threats of enforcement actions, or facts that, in each case, could result in any adverse or negative performance evaluations related to the Foreign Corrupt Practices Act or any other comparable foreign Law; (ii) neither the U.S. Government nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign

Corrupt Practices Act or any other comparable foreign Law; and (iii) none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records by any Governmental Entity relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other comparable foreign Law; and
               (f) to the Company’s Knowledge, none of the Company, any of its Subsidiaries or any of their employees, directors, stockholders or agents is, or since February 25, 2005, has been, in violation of any Law applicable to its business, operations, properties or other assets and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; or (iii) bribes, rebates, payoffs, influence payments, or kickbacks.
          Section 3.11 Environmental Matters. Except for those matters that would not have, individually or in the aggregate, a Material Adverse Effect:
               (a) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any Liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;
               (b) none of the Company or its Subsidiaries has Released Hazardous Materials at any other location which would subject the Company or any of its Subsidiaries to any Liability under Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder;
               (c) neither the Company nor any of its Subsidiaries is subject to any material indemnity, corrective, cleanup, abatement, remediation or similar obligation or other Contract with any Person relating to Liabilities under Environmental Laws; and
               (d) neither the Company nor any of its Subsidiaries own or operate any underground storage tank, surface impoundment or waste disposal facility at any Owned Real Property or Leased Real Property and, to the Knowledge of the Company, no underground storage tank, surface impoundment or waste disposal facility exists on such properties or facilities, except in compliance with Environmental Laws and otherwise in a condition that would not reasonably be expected, individually or in the aggregate, to result in Liabilities under Environmental Laws.
          The parties agree and understand that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than Sections 3.08, 3.10 and this Section 3.11, and the representations and warranties in

Sections 3.08, 3.10 and this Section 3.11 are the sole representations and warranties with respect to the environmental matters.
          Section 3.12 Labor Relations and Other Employment Matters.
               (a) Neither the Company nor any of its Subsidiaries is, or during the two (2) year period prior to the date hereof has been, a party to any collective bargaining agreement or other labor union agreements (other than any industry-wide or statutorily mandated agreement in non-U.S. jurisdictions), nor is any such collective bargaining agreement being negotiated. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding currently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic).
               (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against the Company or any of its Subsidiaries have occurred during the three (3) year period prior to the date hereof or are pending or, to the Knowledge of the Company, threatened, (ii) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (iv) the Company and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.
          Section 3.13 ERISA Compliance.
               (a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and all material employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies, agreements, arrangements or Contracts, whether or not subject to ERISA, and including those material plans maintained primarily for the benefit of Company Personnel regularly employed outside the

United States (“Foreign Benefit Plans”), which are (i) maintained, sponsored, contributed to or required to be maintained, sponsored or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any direct or indirect Liability, and in each case under which any Company Personnel has any present or future right to benefits (collectively, the “Company Benefit Plans”). For all purposes of this Section 3.13, the terms Company Benefit Plans and Foreign Benefit Plans shall exclude any multiemployer plans within the meaning of Section 3(37) of ERISA, any plans or arrangements in jurisdictions other than the United States that are statutorily required or government sponsored and any local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is referred to herein as a “Company Pension Plan”, each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is referred to herein as a “Company Welfare Plan” and each Company Benefit Plan that is not a Foreign Benefit Plan is referred to herein as a “U.S. Benefit Plan”.
               (b) The Company has provided or made available to Parent, prior to the date hereof, current copies of (i) each Company Benefit Plan (and all amendments thereto) or, with respect to any unwritten Company Benefit Plans, accurate descriptions thereof, (ii) with respect to each Company Benefit Plan, for the most recent year (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity (if any such report was required) and all schedules and attachments thereto, (B) audited financial statements, and (C) actuarial valuation reports, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan, to the extent applicable, (v) the most recent favorable IRS determination letter, to the extent applicable and (vi) for the last twelve (12) months, all material correspondence with the IRS, the United States Department of Labor (the “DOL”) or the Pension Benefit Guaranty Corporation (the “PBGC”) or the SEC or any other Governmental Entity regarding the operation or the administration of any U.S. Benefit Plan.
               (c) Each U.S. Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, and, to the extent applicable, the terms of all collective bargaining Contracts.
               (d) Each of the U.S. Benefit Plans which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(l) of the Code) has been administered in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, the proposed regulations issued thereunder or all other applicable guidance issued by the IRS. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all Company Stock Options have an exercise price per share that was not less than the fair market value of a share of Company Common Stock on the date of grant, as determined in accordance with the applicable Company Benefit Plan and, to the extent applicable, Sections 162(m), 409A and 422 of the Code. To the Knowledge of the Company, there is no pending audit, investigation or inquiry by any Governmental Entity or by the Company (directly or indirectly) with respect to the Company’s stock option granting practices or other equity compensation granting practices.
               (e) Each Company Pension Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, to the effect that such Company Pension Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan.
               (f) Neither the Company nor any of its Subsidiaries nor any other Person that, together with the Company, is, or during the six (6) year period ending on the date hereof was, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has, during the six (6) year period ending on the date hereof, maintained, sponsored or contributed to or been required to contribute to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or any Company Pension Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as would not have, individually or in the aggregate, a Material Adverse Effect, no event has occurred and, to the Knowledge of the Company, no condition exists, that would be reasonably expected to subject the Company or any Subsidiary to any Tax, penalty or other Liability imposed by ERISA or the Code, either directly or by reason of the Company’s or a Subsidiary’s affiliation with any Commonly Controlled Entity.
               (g) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) all reports, returns and similar documents with respect to all U.S. Benefit Plans required to be filed with or provided to the IRS, the DOL, the PBGC, the SEC or any Governmental Entity or distributed to any U.S. Benefit Plan participant or beneficiary have been duly and timely filed or distributed, (ii) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, termination proceedings or other claims, suits or proceedings against or involving any U.S. Benefit Plan or asserting any rights or claims to benefits under any U.S. Benefit Plan (in all cases, except for claims for benefits payable in the normal operation of the U.S. Benefit Plans) that are pending or threatened that could reasonably be expected to give rise to any Liability, and (iii) all contributions, premiums and benefit payments under or in connection with the U.S. Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the U.S. Benefit Plans have been timely made or have been reflected on the Company Balance Sheet to the extent required by U.S. GAAP.
               (h) With respect to each U.S. Benefit Plan, except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there has not occurred any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such U.S. Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary (in each case, with respect to whom the Company has an obligation to indemnify), to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (ii) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any U.S. Benefit Plan nor any agent of any of the foregoing (in each case, with respect to whom the Company has an obligation to indemnify), has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary (in each case, with respect to whom the Company has an obligation to indemnify), to any Liability for breach of fiduciary duty under ERISA.
               (i) Each Company Welfare Plan that provides healthcare benefits to retirees and other former employees may be amended or terminated without material Liability to the Company or any of its Subsidiaries at any time after the Effective Time.
               (j) Neither the Company nor any of its Subsidiaries has incurred any current or projected material Liability in respect of post-employment health, medical or life insurance benefits for any current or former employees of the Company or any of its Subsidiaries, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1986, and at the expense of the employee or former employee.
               (k) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval in connection with the Merger, if applicable, or the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to severance or termination pay, (ii) except with respect to the Company Equity Awards, accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
               (l) The parties hereto acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment, compensation, severance and other Company Benefit Plans or pursuant to the terms of this Agreement (collectively, the “Arrangements”) to certain holders of shares of Company Common Stock and other securities of the Company (the “Covered Stockholders”). Amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing, by the Covered Stockholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares of Company Common Stock tendered or to be tendered into the Offer by the applicable Covered Stockholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company, the Compensation Committee thereof and its independent directors, to the extent required (collectively, the “14d-10 Approvals”).
               (m) Except as would not have, individually or in the aggregate, a Material Adverse Effect, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any U.S. Benefit Plan as a result of the misclassification of any person as an independent contractor rather than as an employee, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any direct or indirect Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
               (n) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or would reasonably be expected to be disallowed by reason of Section 162(m) of the Code.
               (o) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) (x) all Foreign Benefit Plans, other than any pension plans under applicable Canadian federal or provincial pension benefits standards legislation, have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity and (y) all Foreign Benefit Plans that are pension plans under applicable Canadian federal or provincial pension benefits standards legislation have been established, maintained and administered in compliance with their terms, applicable pension benefits standards legislation and the Income Tax Act (Canada), (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (iii) each Foreign Benefit Plan intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
               (p) No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.
          Section 3.14 Taxes. Except as would not have, individually or in the aggregate, a Material Adverse Effect:
               (a) all Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all respects;
               (b) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing;
               (c) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable;
               (d) the Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes, and have complied in all material respects with all Tax information reporting provisions under applicable Laws;
               (e) no written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, which has not been completed;
               (f) as of the date hereof, there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign Taxes with respect to the Company or any of its Subsidiaries nor has any written request been made for any such extension;
               (g) in the past three (3) years, no written notice of a claim or pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax

Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;
               (h) neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent;
               (i) neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) or has any Liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise;
               (j) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
               (k) neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (i) an open transaction, (ii) a prepaid amount, (iii) the installment method of accounting, (iv) the long term contract method of accounting, (v) the cash method of accounting or Section 481 of the Code or (vi) any comparable provisions of state or local Tax Law, domestic or foreign, or for any other reason;
               (l) neither the Company nor any of its Subsidiaries has entered into (i) a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b);
               (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries;

               (n) the Company and its Subsidiaries have made available to Parent, prior to the close of business on November 30, 2007, true and complete copies of all material income Tax Returns, examination reports and statements of deficiencies for taxable periods in the past three (3) completed fiscal years;
               (o) any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing Authorities, has been so reported; and
               (p) as used in this Agreement (i) “Tax” means (A) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person and Liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any Liability for any of the foregoing as transferee or successor, (B) Liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which Liability is determined or taken into account with reference to the activities of any other Person, (C) Liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement; (ii) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (iii) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.
          The parties agree and understand that no representation or warranty is made in respect of tax matters in any Section of this Agreement other than Section 3.13 and this Section 3.14, and the representations and warranties in Section 3.13 and this Section 3.14 are the sole representations with respect to the matters addressed therein.
          Section 3.15 Title to Properties.
               (a) Except for such inaccuracies as are not material, Section 3.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”), identifying the owner and address thereof.
               (b) Except for such inaccuracies as are not material, Section 3.15(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all real property which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies pursuant to leases or subleases (the “Leases”), excluding (i) real property which is the subject of leases, licenses or other occupancy agreements with an annual rent of less than $25,000 and a term of less than one (1) year or (ii)  miscellaneous facilities primarily utilized in the distribution business of the Company, mainly for seasonal storage, in the case of (i) and (ii) which are not material to the business of the Company and its Subsidiaries as presently conducted (the real property covered by the Leases, the “Leased Real Property”). Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess any part of the Real Property, other than leases, licenses or other occupancy agreements which are seasonal in nature or which may be terminated by the lessor on not more than 60 days’ notice, and except as set forth in Section 3.15(b) of the Company Disclosure Schedule (any agreement providing for any lease or grant, a “Lessor Lease”). True and complete copies of the Leases and Lessor Leases have been provided or made available to Parent prior to the date hereof, and such Leases and Lessor Leases have not been amended or modified since that date except as would not be material to the operation of the businesses of the Company and its Subsidiaries taken as a whole as presently conducted. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the “Real Property”.
               (c) The Company and each of its Subsidiaries has good, valid and marketable fee simple title to the Owned Real Property and valid leasehold or sublease interests or other comparable contract rights (including licenses) in or relating to the Leased Real Property, free and clear of all Liens, easements, covenants, encroachments and other encumbrances and title defects, except (A) for the senior secured credit facility with General Electric Capital Corporation and all mortgages, deeds of trust and security agreements in connection therewith, (B) for Permitted Liens and (C) as would not, individually or in the aggregate, have a Material Adverse Effect. Each Lease and Lessor Lease is valid and in full force and effect and to the Knowledge of the Company is enforceable in accordance with its respective terms with respect to the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and except (i) to the extent that such Lease or Lessor Lease has previously expired or been terminated in accordance with its terms or (ii) as would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Lease and Lessor Lease, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both (except with respect to such counterparties), would constitute a default under the provisions of any Lease or Lessor Lease, except in each case for those violations and defaults which would not have, individually or in the aggregate, a Material Adverse Effect.
               (d) All material buildings, structures, and improvements included in the Real Property are reasonably sufficient for the operation of the business of the Company as presently conducted, subject to reasonable wear and tear and damage by casualty, the elements and acts of God and subject to replacements and upgrades of fixed assets consistent with the Company’s capital expenditures budget or otherwise in the ordinary course of business and except as would not have, individually or in the aggregate, a Material Adverse Effect.
               (e) Subject to any Lessor Leases and provisions thereof, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease to others any of the Owned Real Property or any portion thereof or material interest therein to any Person (other than pursuant to this Agreement). Except as disclosed in Section 3.15(e) of the Company Disclosure Schedule or as may be disclosed in any Leases, neither the Company nor any of its Subsidiaries is a party to any agreement or option pursuant to which they are obligated to purchase any real property or interest therein.
               (f) The Company has not received written notice and has no Knowledge of any pending or threatened condemnation proceeding affecting the Owned Real Property or any material part thereof, except as would not have, individually or in the aggregate, a Material Adverse Effect.
               (g) Section 3.15(g) of the Company Disclosure Schedule sets forth, as of the date hereof, a list that is true and complete in all material respects of all locations where the Company or any of its Subsidiaries operates a facility or collection of related facilities (each, an “Operating Unit”), identifying whether each such Operating Unit is primarily wholesale or retail and the zip code of the primary facility in such Operating Unit.
          Section 3.16 Intellectual Property.
               (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens, (ii) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property, (iii) to the Knowledge of the Company, the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other Person, (iv) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by the Company or any of its Subsidiaries are, to the Knowledge of the Company, valid and enforceable and (v) the Company and its Subsidiaries take and have taken all reasonable actions to protect the Intellectual Property (including trade secrets and confidential information) which is relevant to their businesses, and require all Persons who create or contribute to proprietary Intellectual Property which is relevant to their businesses to assign all of their rights therein to the Company.

               (b) “Intellectual Property” shall mean all intellectual property rights registered or unregistered, in any jurisdiction, including patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including software other than off-the-shelf or “shrink wrap” items, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information.
          Section 3.17 Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its good faith judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds.
          Section 3.18 Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company, if any, necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, which shall only be required if the Merger is completed in accordance with Section 251 of the DGCL.
          Section 3.19 State Takeover Laws; Company Certificate Provisions. No state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate or Company By-laws, would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or their respective ability to consummate the Offer, the Merger or the other transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject Parent or Merger Sub (or Offeror) to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. The Company has taken all actions necessary to elect not to be governed by Section 203 of the DGCL.
          Section 3.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.
          Section 3.21 Opinion of Financial Advisors. The Company has received the opinion of J.P. Morgan Securities Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company will provide to Parent a true and complete copy of such opinion promptly after the date hereof. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Schedule 14D-9 and the Proxy Statement, subject to the terms of the engagement letter between the Company Financial Advisor and the Company, dated November 29, 2007.
          Section 3.22 Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date hereof, from February 26, 2007 through the date hereof there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s directors, officers, Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          Section 3.23 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Offer and the Merger referred to herein, the Company has relied solely upon its own investigation and analysis, and the Company acknowledges and agrees (a) that, except for the specific representations and warranties of Parent and Merger Sub contained in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates nor any of their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition or prospects, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Company or any of its Affiliates, stockholders, controlling persons or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub or any of their respective Affiliates or their respective Subsidiaries, stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to the Company or its Affiliates or any of their respective Subsidiaries, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company or its Affiliates or any of their respective Subsidiaries, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as disclosed in the Annual Report on Form 40-F of Parent for the fiscal period ended December 31, 2006 (the “Form 40-F”) and the Current Reports on Form 6-K filed from the date of filing of the Form 40-F and any amendments to any such reports, in the case of all such reports and amendments as filed no less than three (3) Business Days prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:
          Section 4.01 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate would not have, individually or in the aggregate, a Parent Material Adverse Effect. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect, and neither Parent nor Merger Sub is in violation of its organizational or governing documents.
     Section 4.02 Authority; Noncontravention.
               (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).
               (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties, rights or other assets is subject or (iii) subject to the obtaining of the governmental filings and other matters referred to in Section 4.02(c), any Law or Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
               (c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) (A) the filing of a pre-merger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder and (B) the filing of a pre-merger notification under the Competition Act and the termination, expiry or waiver of the applicable waiting period thereunder, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) any filings required pursuant to state securities and “blue sky” laws and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings which, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.03 Information Supplied.
               (a) Each of the Offer Documents and any amendments or supplements thereto, when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
               (b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.03(b) do not apply to statements or omissions included in the Offer Documents based upon information provided to Parent or Merger Sub by or on behalf of the Company specifically for use therein.
               (c) None of the information with respect to Parent or Merger Sub or any of their respective Subsidiaries or Affiliates provided to the Company by or on behalf of Parent or Merger Sub for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          Section 4.04 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          Section 4.05 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than RBC Dominion Securities Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
          Section 4.06 Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against, or otherwise affecting, Parent or any of its Subsidiaries or any of their respective assets, rights or properties or the executive officers or directors of Parent, except, in each case, for those that would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
          Section 4.07 Sufficient Funds. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the Offer, the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub will have as of the Acceptance Time and the Closing sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including Parent’s and Merger Sub’s costs and expenses, the aggregate Offer Price, the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate consideration payable to any holder of a Company Equity Award on the terms and conditions contained in this Agreement, and there is or will be no restriction on the use of such cash or cash equivalents for such purpose.
          Section 4.08 Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of, and is not a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Parent or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Parent or Merger Sub.
          Section 4.09 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Offer and the Merger referred to herein, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges and agrees (a) that, except for the specific representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule), none of the Company or its Affiliates nor any of their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company or its Subsidiaries or their business, operations, technology, assets, liabilities, results of operations, financial condition or prospects, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Sub or any of their Affiliates, stockholders, controlling persons or Representatives and (b) that, to the fullest extent permitted by applicable Law, the Company and its Affiliates and their respective Subsidiaries, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub or their Affiliates or any of their respective Subsidiaries, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub or their Affiliates or any of their respective Subsidiaries, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in this Agreement (including the Company Disclosure Schedule).
ARTICLE V
COVENANTS RELATING TO THE BUSINESS
          Section 5.01 Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, in each case in all material respects, use reasonable best efforts to preserve intact the business of the Company, and to keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with its terms, except as otherwise set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):
               (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its stockholders and quarterly dividends on the Company Common Stock in an amount not to exceed $0.225 per share of Company Common Stock per quarter, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any of its other securities, except for the redemption of the Company’s 8 1/4% Senior Notes due 2011 pursuant to the terms thereof or any rights, warrants or options to acquire any such shares or other securities, and purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Equity Compensation Plans, (B) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been made available to Parent prior to the date hereof) or (C) the acquisition of Company Common Stock from a holder of a Company Equity Award in satisfaction of Tax withholding obligations or in payment of the exercise price;
               (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof, other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of RSUs or the distribution of Company Common Stock in respect of Deferred Equity Units (in each case outstanding on the date hereof and in accordance with their terms on the date hereof) and (ii) the grant of Deferred Equity Units (and the distribution of Company Common Stock in respect of Deferred Equity Units) in the ordinary course of business consistent with past practice in accordance with, and as required by, the Company’s Directors Deferred Compensation Plan as in effect on the date hereof;
               (c) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;
               (d) directly or indirectly acquire (i) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (ii) any assets, rights or properties except for (A) capital expenditures, which shall be subject to the limitations of clause (g) below, (B) purchases of inventory, raw materials or supplies in the ordinary course of business and (C) other acquisitions, investments or capital contributions not exceeding $1,000,000 individually or $5,000,000 in the aggregate;
               (e) sell, pledge, dispose of, transfer, abandon, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries (including for this purpose any Real Property) except (i) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts or non-material leases or licenses, in each case, in the ordinary course of business, and (ii) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties (other than Real Property) of the Company or any of its Subsidiaries having a value not to exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) inventory or finished goods in the ordinary course of business consistent with past practice, or (C) obsolete equipment and other personal property consistent with past practice;
               (f) (i) redeem, repurchase, guarantee, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries (other than (A) short-term borrowings in the ordinary course of business that can be prepaid at the Effective Time without premium or penalty, (B) the redemption of the Company’s 8 1/4% Senior Notes due

2011 pursuant to the terms thereof and (C) drawdowns under existing credit facilities made in the ordinary course of business so long as the aggregate amount drawn under all credit facilities at any time shall not be in excess of $600,000,000), (ii) make any loans or advances to any Person (other than the extension of credit to customers in the ordinary course of business consistent with past practice) which would result in the aggregate principal amount of all loans and advances of the Company and its Subsidiaries exceeding $500,000 or (iii) incur any obligations in respect of interest rate and currency obligation swaps, hedges (including cash-flow hedges) or similar arrangements, except in the ordinary course of business consistent with past practice;
               (g) make any capital expenditures exceeding 110% of the amounts set forth in the Company’s capital expenditure budget (a copy of which has been provided to Parent prior to the date hereof), other than in connection with the replacement of property subject to a good faith insurance claim;
               (h) except as required by Law or any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any litigation or other proceedings before a Governmental Entity or otherwise for an amount in excess of $500,000 individually or $5,000,000 in the aggregate, or that would restrict the future operations of the business of the Company and its Subsidiaries in any material respect or (ii) waive or assign any claims or rights of material value to the Company and its Subsidiaries taken as a whole;
               (i) (i) enter into, materially modify, terminate, cancel or fail to renew (to the extent that renewal is reasonably available to the Company or its Subsidiary, as applicable) any Contract that is or would be a Material Contract, Lease or a Lessor Lease, or waive, release or assign any material rights or claims thereunder, except (other than with respect to Material Contracts described in Section 3.09(a)(ii)) in the ordinary course of business, or (ii) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would (A) have a Material Adverse Effect, or (B) impair in any material respect the ability of the Company and its Subsidiaries to conduct the business of the Company as currently conducted;
               (j) except as (i) required by applicable Law or (ii) required to comply with any Company Benefit Plan or other Contract as in effect on the date hereof (to the extent complete and accurate copies of which have been made available to Parent prior to the date hereof), (A) adopt, enter into, terminate or amend (1) any Company Benefit Plan or (2) any other Contract (including any Change of Control Employment Agreement between the Company and any Key Personnel), plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel or with respect to newly hired or promoted employees, (B) grant, create or award any bonus or incentive compensation, (C) grant any severance or termination pay or increase the compensation (including with respect to any Key Personnel who are set forth on

Section 5.01(j)(C) of the Company Disclosure Schedule, the base salary and target annual incentive awards set forth therein) of any Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel or with respect to promoted employees, (D) except as contemplated by Section 2.08, remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) except as contemplated by Section 2.08, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined; provided that nothing in Section 5.01(i) shall limit the actions that are permissible under this Section 5.01(j) or the Schedule thereto;
               (k) except as required by U.S. GAAP, revalue any material assets or material Liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;
               (l) fail to use commercially reasonable efforts to cause the current insurance policies maintained by the Company or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect;
               (m) adopt a plan or agreement of complete or partial liquidation or dissolution;
               (n) withdraw or modify, in any manner adverse to Parent, or permit the withdrawal or such adverse modification of, the 14d-10 Approvals; or
               (o) authorize, take or agree to take any of the foregoing actions set forth in clauses (a) through (n) of this Section 5.01.
          Section 5.02 Other Actions. Subject to Section 6.04(e), the Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the Tender Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied or to materially delay satisfaction thereof.
          Section 5.03 Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing upon becoming aware that (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub)

contained in this Agreement becomes untrue or inaccurate in a manner that would reasonably be expected to give rise to the right to terminate this Agreement pursuant to Section 8.01(c) or (d), or (b) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that (1) no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and (2) any failure to so advise with respect to a breach of representations and warranties shall not be a breach of this Agreement by the Company or Parent unless the failure to so advise would result in a Material Adverse Effect or a Parent Material Adverse Effect, respectively. The Company shall promptly advise Parent upon the filing of any Notification or Report Forms with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice under the HSR Act by any Person (other than Parent or Merger Sub (or Offeror)) with respect to the Company or the Company Common Stock.
          Section 5.04 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) promptly notify Parent of any Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax and not settle or compromise any material Tax Liability without Parent’s prior written consent, which shall not be unreasonably withheld, and (b) not make or change any material Tax election, other than with Parent’s prior written consent or other than in the ordinary course of business consistent with past practice.
          Section 5.05 No Solicitation.
               (a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors or officers, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively, “Representatives”) not to, directly or indirectly through another Person, except as otherwise expressly provided below: (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, result in or facilitate any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide to any Person any information, or otherwise cooperate in any way with, any Takeover Proposal, or (iii) waive, terminate, modify or fail to enforce any provision of any contractual confidentiality obligation of any Person other than Parent. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries (acting on behalf of the Company or its Subsidiaries, or at their direction) shall be a breach of this Section 5.05(a) by the Company. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously provided. Notwithstanding the foregoing, at any time prior to the Acceptance Date, in response to an unsolicited bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is likely to result in or constitute a Superior Proposal, and which Takeover Proposal was made after the date hereof, the Company may, provided that the Company is in compliance in all material respects with this Section 5.05(a), (A) provide information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such Person than the provisions of the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
               (b) The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any Significant Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.
               (c) The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the             shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or 80% of the assets of the Company and its Subsidiaries on a consolidated basis, which the Board of Directors of the Company reasonably determines in good faith (after consultation with its legal advisors and a financial advisor of nationally recognized reputation) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal to be (A) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any changes to the financial terms of this Agreement offered by Parent in response to such offer or otherwise, including the certainty of the terms offered by Parent or lack thereof) and (B) reasonably capable of being completed on the terms set forth in the proposal.
               (d) Neither the Board of Directors of the Company nor any committee thereof shall (i) (x) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation, or (y) take any other action or make any public statement in connection with the Company Recommendation or Company Stockholders’ Meeting with the intent and effect of being adverse in any material respect with the Company Recommendation or adopt or recommend, or propose publicly to adopt or recommend to the stockholders of the Company, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that a “stop, look and listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, on no more than one (1) occasion in total with respect to any Takeover Proposal (unless such Takeover Proposal shall have been materially modified in good faith), shall not constitute a Company Adverse Recommendation Change) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 5.05(a)) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Acceptance Date and subject to Section 5.05(e), the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after receiving the advice of its outside legal counsel, that the failure of the Board of Directors of the Company to effect a Company Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. Any such Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.
               (e) In addition to the obligations of the Company set forth in Section 5.05(a), the Company shall as promptly as practicable (and in any event within the earlier of one (1) Business Day and 48 hours) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company shall (i) keep Parent reasonably informed in all material respects of the status and material terms (including any change to the material terms thereof) of any Takeover Proposal and (ii) promptly provide to Parent (and in any event within the earlier of one (1) Business Day and 48 hours) after receipt or delivery thereof copies of all Takeover Proposals and related agreements, draft agreements exchanged by the parties and material modifications thereof.
               (f) Nothing contained in this Section 5.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and, to the extent referred to therein, Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement (including, if applicable, the right of Parent to terminate this Agreement pursuant to Section 8.01(e)) and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.05(d).
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.01 Proxy Statement; Stockholders’ Meeting.
               (a) If required under applicable Law in order to consummate the Merger, as promptly as practicable after Offeror purchases Company Common Stock pursuant to the Offer, the Company shall prepare and file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement. The Company shall use its reasonable best efforts to respond to any comments by the SEC or its staff to such Proxy Statement as promptly as practicable after filing. Parent shall provide all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Proxy Statement. As promptly as practicable after the SEC or its staff advises the Company that it has no further comments on the Proxy Statement, the Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date for the Company Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company (including documents incorporated by reference therein) without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information.
               (b) As promptly as practicable following the purchase of Company Common Stock in the Offer, if required by applicable Law in order to consummate the Merger, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting solely for the purpose of obtaining the Company Stockholder Approval. At the Company Stockholders’ Meeting, all of the Company Common Stock then owned by Parent or Offeror shall be voted to approve the Merger and this Agreement (subject to applicable Law).
          Section 6.02 Access to Information; Confidentiality.
               (a) To the extent permitted by applicable Law, the Company shall afford to Parent, to Parent’s officers and other Representatives, and to any underwriters and their Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties (other than access to perform any onsite procedure with respect to such property), books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall provide promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws; provided, however, that the Company shall not be required to provide access to or provide any information or documents which would, in the reasonable and good faith judgment of the Company, (i) unreasonably disrupt or interfere with the operations of the Company or any of its Subsidiaries; (ii) breach any agreement of the Company or any of its Subsidiaries with any third-party, (iii) constitute a waiver of the attorney-client or other privilege or trade secret protection held by the Company or any of its Subsidiaries, (iv) otherwise violate any applicable Laws or (v) that would result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive; provided, further, that the Company shall promptly notify Parent in writing of any such determination pursuant to the immediately preceding proviso and discuss in good faith the basis of such determination; provided, further, that the Company shall consider in good faith (and shall provide the information requested to the extent pursuant to) any reasonably effective protective measures proposed by Parent (such as a joint defense agreement) to address such concerns. Notwithstanding the foregoing, no person directly responsible for the marketing, pricing or sales of (1) any product, service or technology offered for sale, license or distribution by the Company that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by Parent or Merger Sub, or (2) any product, service or technology offered for sale, license or distribution by Parent or Merger Sub that is primarily used for the same purpose as any product, service or technology offered for sale, license or distribution by the Company, shall have access to any information concerning the current or future prices for, information or projections relating to future prices of, or contract offers related to such products. If any of the information or material provided pursuant to this Section 6.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
               (b) Parent shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement), underwriters and their Representatives to hold, all information received from the Company or any of its Representatives, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of September 25, 2006 between Parent and the Company (as amended by the letter agreement, dated November 16, 2007, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 6.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations, warranties, conditions or rights of the parties hereto contained in this Agreement.
          Section 6.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including Section 6.04(e)), each party will use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and to cause the Tender Offer Conditions to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The Company and Parent will consult with each other and use their commercially reasonable efforts to obtain consents and approvals of third parties under Material Contracts to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject as appropriate.

          Section 6.04 Governmental Approvals.
               (a) As promptly as practicable after the date of this Agreement and in any event no later than ten (10) Business Days after the date hereof or any shorter period as required by applicable Law, each of Parent and the Company shall file (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement, and (ii) a pre-merger notification under the Competition Act and a request for an advance ruling certificate pursuant to Section 102 of the Competition Act with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.
               (b) Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use their reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and the Competition Act and any other requisite waiting period under any applicable Law; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 6.04, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement (provided, however, that materials may be provided on an external counsel basis only, and/or redacted (x) to remove references concerning the valuation of Parent, the Company, or any of their respective Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns); (iii) provide to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by this Agreement. Each party shall give each other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. No party shall independently participate in any meeting, or engage in any material substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.04, and subject to Section 6.04(e), each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Entity reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the other party hereto in such defense. The Company agrees that in the event there is a second request for information in connection with the parties’ filings under the HSR Act, the Company will use its reasonable best efforts to be in substantial compliance with such request as soon as reasonably practicable, and in any event will be in substantial compliance with such request within two (2) weeks of the time that Parent informs the Company that Parent is in substantial compliance with such request.
               (c) If any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or other applicable Law, Parent shall, subject to Sections 6.04(d) and 6.04(e), use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such Law with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date, including proposing, negotiating, committing to or entering into one or more settlements, undertakings, conditions, consent decrees, stipulations and other agreements with or to one or more Governmental Entities (each, a “Settlement”) in connection with the transactions contemplated by this Agreement, including one or more Settlements that require Parent or, to the extent requested by Parent, the Company, to restructure the operations of, and sell or otherwise divest or dispose of its or its respective Subsidiaries’ assets, and the Company shall use its reasonable best efforts to assist Parent in effectuating the foregoing; provided, however, that (i) the Company shall not take any of the foregoing actions without the consent of Parent, and (ii) Parent shall not take any of the foregoing actions without the consent of the Company if such actions would bind the Company to do something irrespective of whether the Merger occurs. In addition, Parent and the Company and their respective Subsidiaries shall, subject to the preceding sentence, use their respective reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree under any applicable Antitrust Law. If the Parties have not received all requisite clearances or approvals from Governmental Entities by the date that is four (4) months from the date of this Agreement (provided that if the Outside Date shall have been extended to nine (9) months in accordance with Section 8.01(b)(i), the reference to four (4) months in this sentence shall be deemed to be six (6) months), then Parent shall, subject to Section 6.04(e), use best efforts to obtain all such clearances and approvals as soon as possible.
               (d) Parent will, in consultation with the Company and subject to Sections 6.04(b) and 6.04(c), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable Antitrust Law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.
               (e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.04 shall (i) limit either the Company’s or Parent’s right to terminate this Agreement pursuant to Article VIII so long as such party has complied in all material respects with its obligations under this Section 6.04; (ii) require any party to materially amend this Agreement or to waive or forbear from exercising any of its material rights or material remedies under this Agreement (for the avoidance of doubt, but subject to clause (iii) below, any divestitures; holding separate; entering into or amending contracts or government authorizations, and any conduct restrictions agreed to or taken by the Parties pursuant to Section 6.04 shall not be considered material for this clause (ii)); or (iii) require Parent or Merger Sub (or any of their Affiliates, including the Company and its Subsidiaries) to (A) agree to or to effect any divesture, hold separate or similar agreement with respect to any business or assets or (B) agree to enter into, or amend, or agree to amend, any material Contracts or material governmental authorizations or take or refrain from taking any other material action or material conduct of any business that, with respect to this clause (B), is adverse in any material manner (the matters in clause (A) or (B), “Adverse Conditions”), if the aggregate revenues generated from assets or businesses subject to Adverse Conditions under clauses (A) and (B) of this sentence exceeds $250 million. For purposes of this subsection, revenues shall be fiscal year 2007 revenues for any Company assets or businesses and calendar year 2006 revenues for any Parent assets or businesses. Neither Party shall take any action with respect to any applicable Antitrust Law that would bind either Party irrespective of whether the Merger occurs.
          Section 6.05 Indemnification, Exculpation and Insurance.
               (a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, assume the obligations with respect to all rights to indemnification and exculpation from Liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent, for a period of at least six (6) years after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the current or former directors or officers of the Company and its Subsidiaries with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Certificate and the

Company By-laws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of such directors or officers. From and after the Effective Time, Parent shall guarantee to the fullest extent permitted under applicable Law, and cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.05.
               (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries, and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case at the request of the Company or any of its Subsidiaries, (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided, however, that, any such advancement shall be made only upon delivery to the Surviving Corporation of an undertaking, in a reasonable and customary form, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified for such amounts under this Section 6.05 or otherwise), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
               (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations of such party set forth in this Section 6.05.
               (d) For six (6) years after the Effective Time, Parent shall cause the Company to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor (A) policies of Parent or (B) a non-cancelable run-off insurance policy purchased by Parent or the Company, in each case containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such persons currently covered by the Company’s directors’ and officers’ liability insurance policy or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 6.05(d), the Company and Parent shall not be obligated to pay, in the aggregate, more than 250% of the annual premiums paid as of the date of this Agreement by the Company to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such annual premium or less in the aggregate with respect to each year of coverage, Parent shall only be obligated to cause the Company to provide such coverage as may be obtained for such annual aggregate amount.
               (e) The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable from and after the Acceptance Time by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05, except to the extent that it is ultimately determined by a Governmental Entity with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.
          Section 6.06 Fees and Expenses.
               (a) Except as provided in paragraphs (b) and (c) of this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
               (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.01(e) (or by Parent or the Company pursuant to another provision of Section 8.01 (other than Section 8.01(b)(ii) or Section 8.01(d)) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.01(e)), or (ii) by the Company pursuant to Section 8.01(f), and, in the case of clause (i) only, the Company is not entitled to terminate this Agreement pursuant to Section 8.01(d), then the Company shall pay to Parent a fee equal to $44,000,000 (the “Termination Fee”) and reimburse Parent’s Expenses (at the time set forth in the last sentence of this paragraph), in each case, by wire transfer of same-day funds (x) as contemplated by Section 8.01(f), if applicable, or (y) otherwise no later than the first (1st) Business Day following the date of such termination of this Agreement. In the event that (A) prior to the Acceptance Date, a Takeover Proposal shall have been made by any Person to the Company or shall have been made by any Person directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (any such event, a “Takeover Announcement”) (and (I) all such Takeover Proposals shall not have been publicly withdrawn at least five (5) Business Days prior to a termination of this Agreement contemplated by clause (B) of this sentence or (II) if so withdrawn, thereafter (including following any such termination) a Takeover Announcement is made by such Person (or any of its Affiliates or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which such Person of any of its Affiliates is a member)), (B) thereafter, this Agreement is terminated pursuant to Section 8.01(b)(i) (at a time when Parent is entitled to terminate this Agreement pursuant to Section 8.01(c) or 8.01(g) (provided that for purposes of determining whether Parent is entitled to terminate this Agreement pursuant to Section 8.01(g), the proviso to Section 8.01(g) shall be disregarded and the fifteen (15) Business Day period in clause (ii) of Section 8.01(g) (x) shall be deemed to be three (3) Business Days in the case of a termination by Parent and (y) shall be deemed not to apply in the case of a termination by the Company)), 8.01(c) or 8.01(g) and (C) within twelve (12) months after any such termination, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement) from any Person (regardless of whether such Person is the same Person who made the Takeover Proposal referred to in clause (A) of this sentence), then the Company shall pay to Parent the Termination Fee and reimburse Parent’s Expenses, in each case, by wire transfer of same day funds, no later than the first to occur of such event(s) referred to above in clause (C) of this sentence; provided that the Company’s payment obligation with respect to reimbursement of Expenses shall be no later than one (1) Business Day following receipt of the documentation described in the definition of Expenses.
               (c) In the event that this Agreement is terminated (A) pursuant to Section 8.01(b)(i) or 8.01(b)(ii) or (B) pursuant to Section 8.01(d) as a result of a material breach by Parent of Section 6.04, and, in each of cases (A) and (B), at the time of such termination, (i) the HSR Condition is not satisfied or the Competition Act Approval shall not have been obtained, (ii) none of the events set forth in paragraph (a) of clause (iv) of Annex A shall have occurred and be continuing (other than as a result of the HSR Condition not being satisfied, the Competition Act Approval not being obtained or any violation or alleged violation of applicable U.S. or Canadian Antitrust Laws), (iii) Parent is not entitled to terminate this Agreement pursuant to Section 8.01(c) or 8.01(e), and (iv) if a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and such Takeover Proposal shall not have been publicly withdrawn at least three (3) Business Days prior to such termination referred to clause (A) or (B) of this sentence, the Minimum Tender Condition shall have been and remain satisfied, then Parent shall pay to the Company a fee equal to $54,000,000 (the “Reverse Termination Fee”) by wire transfer of same-day funds on the first (1st) Business Day following the date of such termination of this Agreement.
          (d) The Company and Parent acknowledge and agree that the agreements contained in Section 6.06(b) and Section 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly if the Company or Parent fails promptly to pay the amount due pursuant to Section 6.06(b) or Section 6.06(c), as applicable, and, in order to obtain such payment, Parent or the Company commences a suit that results in a judgment against the Company for such amounts, the party obligated to pay such amounts shall also pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on amounts, from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.
          (e) Notwithstanding anything in this Agreement to the contrary, the parties agree that (i) the payment of the Termination Fee and reimbursement of Expenses (plus any amounts due pursuant to Section 6.06(d)) by the Company when such Termination Fee and Expense reimbursement shall become due and payable in accordance with this Section 6.06 shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement, and (ii) the payment of the Reverse Termination Fee (plus any amounts due pursuant to Section 6.06(d)) by Parent when such Reverse Termination Fee shall become due and payable in accordance with this Section 6.06 shall be the sole and exclusive remedy of the Company under this Agreement; provided that, if Parent shall have breached its obligations under Section 6.04 and the Company shall be entitled to receive the Reverse Termination Fee in accordance with Section 6.06(c), the Company may, in lieu of receiving the Reverse Termination Fee, be entitled to all remedies under applicable Law for any willful and material breach of Section 6.04, including the right to recover damages (it being understood that, notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company seek, or be entitled to receive, both the Reverse Termination Fee and any other remedy under applicable Law (including equitable relief or specific performance) for any willful and material breach of Section 6.04; it being further understood that if the Company brings a specific performance claim against Parent to compel it to comply with its obligations under Section 6.04 prior to a termination of this Agreement, the Company shall not be prevented from seeking either, but not both, payment of the Reverse Termination Fee following a termination of this Agreement in accordance with Section 6.06(c) or all remedies under applicable Law for any willful and material breach of Section 6.04).
          Section 6.07 Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Following any Company Adverse Recommendation Change, Parent may issue press releases or contact any Person without complying with this Section 6.07.
          Section 6.08 Stockholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transaction contemplated by this Agreement (other than between the parties hereto relating to this Agreement). The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle or offer to settle any such Action without the prior written consent of Parent, such consent not to be unreasonably withheld.
          Section 6.09 Employee Matters.
          (a) During the period from and after the Acceptance Date through December 31, 2008 (such period the “Continuation Period”), Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Company and its Subsidiaries who remains in the employment of the Company and its Subsidiaries (and after the Effective Time, the Surviving Corporation and its Subsidiaries) (the “Continuing Employees”) with (i) base salary and wages that are at least equal to the base salary and wages payable to such Continuing Employee prior to the Acceptance Date and (ii) incentive compensation and employee benefits that are substantially comparable in the aggregate to the incentive compensation and employee benefits provided to the Continuing Employees immediately prior to the Acceptance Date; provided, however, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and for purposes of the standard in clause (ii) above the equity-based compensation programs in effect at the Company prior to the Acceptance Date and the retention program set forth on Section 6.09(e) of the Company Disclosure Schedule shall not be taken into account in determining whether such standard is satisfied. Notwithstanding the foregoing or anything else contained herein to the contrary, following the Effective Time the Continuing Employees shall be considered and be eligible for equity-based compensation awards denominated in the equity of Parent on a basis that is no less favorable than applies to similarly situated employees of Parent and its Subsidiaries, as determined by Parent in its sole discretion. Notwithstanding any other provision of this Agreement to the contrary, Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, provide Continuing Employees whose employment terminates following the Acceptance Date and at any time during the Continuation Period with severance benefits in an amount that is no less than the severance benefits that such Continuing Employee would have been entitled to pursuant to and under circumstances consistent with the Parent’s severance plan as set forth in the Parent’s employee handbook as in effect on the date hereof as previously disclosed to the Company; provided that such severance benefits shall be determined without taking into account any reduction after the Acceptance Date in base salary or base wages paid to Continuing Employees and shall take into account the service crediting provisions set forth in Section 6.09(b) below. The foregoing provisions of this Section 6.09(a) shall not apply to employees whose terms and conditions of employment are governed by a collective bargaining agreement and the employee benefits for such employee shall be subject to the terms of the applicable collective bargaining agreement.
          (b) Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Acceptance Date (i) for purposes of eligibility, participation, vesting and levels of benefits (including the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension accruals) under any compensation, retirement, welfare or other employee benefit plan, program or arrangement adopted, maintained or contributed to by Parent, the Company or the Surviving Corporation or any of their respective Affiliates in which the Continuing Employees are eligible to participate on or after the Acceptance Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that Continuing Employees shall not receive service credit to the extent such treatment would result in duplicative benefits.
          (c) With respect to any welfare plan maintained by Parent, the Company, the Surviving Corporation or any of their respective Affiliates in which Continuing Employees are eligible to participate on or after the Acceptance Date, Parent shall, and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Acceptance Date and (ii) provide each Continuing Employee with credit for any out-of-pocket and deductible expenses incurred prior to the date on which the Continuing Employee’s participation commences in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the date on which the Continuing Employee’s participation commences.
          (d) Notwithstanding the foregoing provisions of this Section 6.09, the provisions of Sections 6.09(a), (b) and (c) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Acceptance Time shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.
          (e) As of the Acceptance Time, Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, take all action necessary to effectuate the agreements and arrangements with respect to the 2008 Incentive Payments, the Minimum 2008 Discretionary Contribution to the UAP Retirement Income Savings Plan and the Retention Program set forth in Section 6.09(e) of the Company Disclosure Schedule; provided that, notwithstanding the foregoing provisions of this Section 6.09 or any other provision of this Agreement, in no event shall any of Parent or any of its Affiliates (including the Surviving Corporation following the Effective Time) have any Liability for any bonus or incentive compensation for the Company’s fiscal year ended February 24, 2008 in excess of the limitation relating to the 2008 Incentive Payments as set forth on Section 6.09(e) of the Company Disclosure Schedule. From and after the Acceptance Date, Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, honor and perform the Company’s obligations under the Change of Control Employment Agreements set forth on Section 3.13(a) of the Company Disclosure Schedule in accordance with their terms as in effect immediately before the Acceptance Date and the Effective Time, respectively.
          (f) The provisions of this Section 6.09 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09) under or by reason of any provision of this Agreement. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Company or any of its Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by the Company or any of its Subsidiaries or otherwise. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (ii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Benefit Plans, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof after the Acceptance Date, in accordance with the terms thereof and applicable Law, or (iii) amend any Company Benefit Plans, employee benefit plans or arrangements.
          Section 6.10 Takeover Laws. The Company and its Board of Directors shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. The Company and its Board of Directors shall not take any action to approve any Takeover Proposal made by any Person other than Parent or any Subsidiary of Parent for purposes of any state takeover Law or to cause any state takeover Law that would otherwise apply to any such Takeover Proposal to become inapplicable thereto other than in connection with the termination of this Agreement as permitted by
Section 8.01(f).
          Section 6.11 Financing. The Company agrees to provide, and shall cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing in connection with the Offer and the Merger (the “Financing”) as may be reasonably requested by Parent (provided that such requested cooperation does not (a) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (b) cause any representation or warranty in this Agreement to be breached, (c) cause any condition set forth in Article VII or any Tender Offer Condition to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party or (d) involve any binding commitment by the Company or its Subsidiaries, other than a commitment that is conditioned on the consummation of the Offer or the Merger and that terminates without Liability to the Company upon the termination of this Agreement), including (i) participation, with reasonable advance notice, in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, each customary in connection with any Financing, (ii) providing Parent and its underwriters and Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its underwriters and Financing sources in the preparation of offering documents, materials for rating agency presentations, private placement memoranda, bank information memoranda, prospectuses, registration statements and similar documents customarily required in connection with any Financing, (iv) subject to Section 6.02 and with reasonable advance notice, permitting Parent and its underwriters and Financing sources to conduct customary due diligence in connection with any Financing, providing Parent and its underwriters and Financing sources, and their respective Representatives, access to management of the Company and the books and records of the Company and its Subsidiaries, (v) providing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act as and when such statements to date would otherwise be required to be publicly disclosed by the Company, (vi) using commercially reasonable efforts to obtain necessary and customary pledge and security documents, management representation letters, accountants’ comfort and reliance letters, opinions and consents, surveys and title insurance customarily required in connection with any Financing as reasonably requested by Parent, (vii) providing Parent with the financial statements and related assistance as specifically contemplated by Section 6.12,         ,(viii) reasonably cooperating with the marketing efforts of Parent and its Financing sources for any equity, debt or hybrid security financing raised by Parent to complete the Offer or the Merger and (ix) reasonably cooperating with Parent and its Financing sources in connection with the refinancing of any indebtedness of the Company or its Subsidiaries that may be required in connection with the consummation of the Offer; provided that the Company shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with such Financing, except, in the case of the Company, following the Acceptance Date or the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company in connection with such cooperation, and Parent shall indemnify and hold harmless the Company, its directors, officers and Representatives in connection with such cooperation.
          Section 6.12 Financial Statements. The Company shall use reasonable best efforts to provide to the Company as promptly as practicable (except for the financial statements and reconciliations described in (c) below which shall be delivered by the Company to Parent as soon as commercially practicable following a request in writing from Parent to Company requesting any such financial statements or reconciliations):
               (a) consolidated financial statements of the Company prepared in accordance with U.S. GAAP comprised of, as soon as they are filed by the Company with the SEC (which filing the Company shall use reasonable best efforts to make not later than the filing deadline under the Exchange Act), unaudited statements of earnings for the thirteen and thirty-nine week periods ended November 25, 2007 and November 26, 2006, unaudited statements of cash flows for the thirteen and thirty-nine week periods ended November 25, 2007 and November 26, 2006, unaudited statements of stockholders’ equity for the thirteen and thirty-nine week periods ended November 25, 2007 and November 26, 2006, unaudited balance sheets for the Company as at November 25, 2007 and November 26, 2006, together with interim note disclosures to the financial statements described in this subsection (a)(i) (collectively, “Required Company Q3 Financial Statements”),

               (b) the Required Company Q3 Financial Statements described in subsection (a) above, shall include footnote disclosure, reconciling in each case to Canadian generally accepted accounting principles (“Canadian GAAP”) applicable to public enterprises in accordance with the requirements of National Instrument 52-107 of the Canadian Securities Administrators (“52-107”) and Part 8 of National Instrument 51-102 of the Canadian Securities Administrators (“51-102”) and which shall (i) explain and quantify the effect of material differences between Canadian GAAP and U.S. GAAP as applied in the preparation of such Required Company Q3 Financial Statements that relate to recognition, measurement, presentation and disclosure; and (ii) otherwise fully comply with the requirements of 52-107 and 51-102, and
               (c) modifications to the Required Company Q3 Financial Statements or reconciliations of such financial statements as described in subsections (a) and (b) above, or such other financial statements of the Company or reconciliations of such Company financial statements to Canadian GAAP not otherwise specifically contemplated by subsections (a) and (b) above, as may in either case be requested by Parent in writing from time to time prior to the Effective Time if required in the reasonable opinion of the Company to satisfy the Company’s disclosure requirements under applicable securities Laws.
          The Required Company Q3 Financial Statements described in (a), the reconciliations described in (b), or additional financial statements or reconciliations as requested by Parent pursuant to (c) shall (i) be prepared in accordance with the same accounting principles for all periods presented, and (ii) disclose in the notes to such financial statements the material accounting principles used to prepare such financial statements. The Company shall use its reasonable best efforts to cause them to be reviewed by the Company’s independent auditors in accordance with the standards of the Public Company Accounting Oversight Board (United States).
ARTICLE VII
CONDITIONS PRECEDENT
          Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company of the following conditions:
          (a) if approval of the Merger by the holders of Company Common Stock is required by applicable Law, the Company Stockholder Approval shall have been obtained; provided that Parent and Offeror and their respective Subsidiaries shall have voted all of their shares of Company Common Stock in favor of adopting this Agreement and approving the Merger;
          (b) no provision of any applicable Law or Order of any Governmental Entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any Order lifted); and
          (c) the Acceptance Time shall have occurred.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent of Parent, Merger Sub and the Company, duly authorized by each of their respective Boards of Directors;
          (b) by either Parent or the Company:
               (i) if the Acceptance Date shall not have occurred on or before the date that is six (6) months following the date of this Agreement; provided that if Parent does not finance any significant portion of the transactions contemplated hereby issuing subscription receipts representing the right to receive common shares of Parent, such six month period shall be deemed to be nine (9) months (the
“Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of, or substantially contributed to the failure of the Acceptance Date to occur on or before the Outside Date;
               (ii) if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining or otherwise prohibiting the Offer or the Merger, and such Order or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 8.01(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of, or substantially contributed to such Order or action;
          (c) by Parent, if prior to the Acceptance Date, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (b) or (c) of clause (iv) of Annex A and (ii) is incapable of being cured, or is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent;
          (d) by the Company, if prior to the Acceptance Date, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would result in (A) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement (without giving effect to any Parent Material Adverse Effect qualifier therein) not being true and correct as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or (B) a failure by Parent or Merger Sub to perform in all material respects any obligation, covenant or agreement required to be performed by it under this Agreement prior to such time, and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company;
          (e) by Parent, if prior to the Acceptance Date (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company shall have (A) taken a position contemplated by Rule 14e-2 of the Exchange Act with respect to any Takeover Proposal other than recommending rejection of such Takeover Proposal (it being understood that the foregoing shall not be deemed to apply to a “stop, look and listen” communication by the Board of Directors to the extent permitted by Section 5.05(d)) or (B) failed to publicly reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, in the case of this clause (B), within seven (7) Business Days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal (which request may only be made once with respect to such Takeover Proposal absent further material changes in such Takeover Proposal);
          (f) by the Company, if prior to the Acceptance Date, the Board of Directors of the Company shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 5.05; provided, however, that the Company may not terminate pursuant to this Section 8.01(f) unless (i) the Company shall have been in compliance in all material respects with Section 5.05, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent material amendments or modifications available as of such time), (iii) during the period commencing on the date of receipt of the Company’s notice pursuant to Section 8.01(f)(ii) and ending on midnight, New York time, at the end of the fourth (4th) Business Day following the date of the receipt of the notice pursuant to Section 8.01(f)(ii) (the “Negotiation Period”) (it being understood and agreed that any material amendment or modification to the terms of such Superior Proposal shall require a new notice of Superior Proposal and the Negotiation Period for such material amendment or modification shall commence on the date of receipt of the new notice and end on midnight, New York time, at the end of the second (2nd) Business Day following the date of the receipt of such new notice), (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiated with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (B) the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and any changes to the terms and conditions of this Agreement offered by Parent and Merger Sub, if any (including the certainty of the terms offered by Parent or lack thereof), that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, (iv) such termination is within five (5) Business Days following the Negotiation Period, if any, and (v) no termination pursuant to this Section 8.01(f) shall be effective unless the Company shall simultaneously make the payment of the Termination Fee required by Section 6.06, and make timely payment of Expenses required by Section 6.06, together with a written acknowledgement from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 6.06 and that such party waives any right it may have to contest any such amounts payable under Section 6.06; or
          (g) by Parent, if the Minimum Tender Condition shall not have been satisfied by the later of (i) twenty (20) Business Days following the initial scheduled Expiration Date of the Offer and (ii) fifteen (15) Business Days following the announcement by Offeror that the HSR Condition and the condition in clause (iii) of Annex A have been satisfied or waived; provided, however, that, if upon the expiration of the fifteen (15) Business Day period in clause (ii) above, a Takeover Proposal shall have been publicly announced and not withdrawn, such period shall be extended for an additional twenty (20) Business Days.
          Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of Parent, Merger Sub or the Company under this Agreement, other than Section 6.06, this Section 8.02 and Article IX (other than Section 9.14), which provisions shall survive such termination; provided, however, that, subject to Section 6.06(e), no such termination shall relieve any party hereto from any Liability or damages arising under this Agreement (including, in the case of any claims made by the Company against Parent or Merger Sub, Liability or damages based on the consideration that would have otherwise been payable to the stockholders of the Company or based on loss of market value or stock price of the Company) resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          Section 8.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent), (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent) contained herein or in any document delivered pursuant hereto, (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent) contained herein, or (d) to the extent permitted by applicable Law, waive compliance with any conditions to the extent that such conditions are waivable by such party under the terms of this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
          Section 8.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, (a) in the case of the Company and Merger Sub, action by its Board of Directors and (b) in the case of Parent, action by its Board of Directors or an authorized committee thereof.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:
13131 Lake Fraser Drive S.E.
Calgary, Alberta
Canada T2J 7E8
Fax: (403) 225-7610
Attention: Leslie O’Donoghue
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Fax: (212) 757-3990
Attention: Robert B. Schumer
                  Matthew W. Abbott
If to the Company, to:
7251 W. 4th Street
Greeley, Colorado 80634
Fax: (970) 347-1561
Attention: Todd A. Suko
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax: (212) 403-2000
Attention: Andrew J. Nussbaum
                  Gavin D. Solotar
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          Section 9.03 Definitions. For purposes of this Agreement:
          (a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
          (b) “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Competition Act and all

other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.
          (c) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York, New York or Calgary, Alberta, Canada.
          (d) “Clayton Act” means title 15 of the United States Code §§ 12-27 and title 29 of the United States Code §§ 52-53.
          (e) “Company Equity Award” means any equity-based award granted under any Company Equity Compensation Plan, including but not limited to any Company Stock Option, RSU, stock appreciation right, restricted stock or stock bonus award.
          (f) “Company Equity Compensation Plans” means, collectively, the Company’s 2003 Stock Option Plan, 2004 Non-Executive Director Stock Option Plan, 2004 Long Term Incentive Plan and 2007 Long Term Incentive Plan and the award agreements issued in respect of awards granted thereunder.
          (g) “Company Personnel” means any current or former employee, director or consultant of the Company or any of its Subsidiaries.
          (h) “Company Stock Option” means any option to purchase shares of Company Common Stock granted under the Company Equity Compensation Plans.
          (i) “Competition Act Approval” means that (i) an advance ruling certificate shall have been issued under section 102 of the Competition Act in respect of the transactions contemplated by this Agreement; or (ii)(a) the applicable waiting period under section 123 of the Competition Act shall have expired, or been earlier terminated or, pursuant to paragraph 113(c) of the Competition Act, have been waived and (b) Parent shall have been advised in writing by the Commissioner of Competition appointed under the Competition Act or her designee that the Commissioner has concluded that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement on terms acceptable to Parent.
          (j) “Environmental Laws” means all federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety insofar as they may be affected by the Release of or exposure to Hazardous Materials.

          (k) “Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent, Merger Sub or any other Subsidiaries of Parent in connection with the Offer, the Merger or the consummation of any other transactions contemplated by this Agreement, including all regulatory filing fees, fees and expenses of counsel, commercial banks, investment banking firms, underwriters, accountants, experts, environmental consultants and other consultants to Parent, in an aggregate amount not to exceed $10,000,000.
          (l) “Federal Trade Commission Act” means title 15 of the United States Code §§ 41-51.
          (m) “Hazardous Materials” means (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, animal wastes, ammonia, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other chemical, material, substance, waste, pollutant or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.
          (n) “Key Personnel” means (i) any director or executive officer of the Company (within the meaning of Section 16 of the Exchange Act), (ii) any individual set forth on Section 5.01(j)(C) of the Company Disclosure Schedule, and (iii) any other employee of the Company or any Subsidiary of the Company, in the case of this clause (iii) with annual base compensation in excess of $250,000.
          (o) “Knowledge” means, with respect to any matter in question, the actual knowledge of the Person’s directors and executive officers.
          (p) “Liabilities” means any debts, liabilities, obligations, claims or litigations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise.
          (q) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, capitalization or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial, capital or securities markets (including interest rates) or the economy in general, (2) in general political or business conditions (including the commencement, continuation or escalation of war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God), or (3) in or affecting the industries in which the Company or any of its Subsidiaries operates in general (including changes in weather affecting such industries in general), to the extent (in the case of (1) (2) or (3)) that such change, effect, event, occurrence, state of facts or development does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the agricultural product distribution industry; (B) any change in applicable Law, U.S. GAAP, Canadian GAAP or other accounting standards, or authoritative interpretations thereof, after the date of this Agreement; (C) the execution or announcement of this Agreement or the performance or consummation of the transactions contemplated by this Agreement, including any derivative stockholder litigation resulting therefrom but excluding any other litigation resulting therefrom (provided that the exception in this clause (C) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Sections 3.04(c) and (d) and Section 3.13(k) and, to the extent related to the representations and warranties set forth in Sections 3.04(c) and (d) and Section 3.13(k), the condition in paragraph (b) of clause (iv) of Annex A); (D) the identity of Parent or any of its affiliates as the acquiror of the Company and its businesses; (E) any change, effect, event, occurrence, state of facts or development resulting from Parent’s unreasonably withholding its consent following written notice from the Company to Parent of such request pursuant to Section 5.01(a); (F) any action taken pursuant to Section 6.04; (G) any public statement (or non-public statement that becomes widely known to the Company’s employees, customers or suppliers) made by Parent, Offeror or Merger Sub concerning the Company or any of its Subsidiaries or concerning this Agreement or the transactions contemplated by this Agreement; or (H) any change in the market price of the Company Common Stock in and of itself, or failure to meet any internal or published projections, forecasts, predictions or estimates (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change or effect underlying such a change in market price or failure to meet projections, forecasts, predictions or estimates has resulted in, or contributed to, a Material Adverse Effect); or (ii) impairs or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on or before the Outside Date.
          (r) “Offer Price” means Thirty-Nine U.S. Dollars ($39.00) per share of Company Common Stock net to the seller in cash, without interest, or, if increased pursuant to the terms of this Agreement, such higher price per share.
          (s) “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option.
          (t) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate impairs or would reasonably be expected to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on or before the Outside Date.

               (u) “Permitted Liens” means (i) Liens for Taxes, assessments and governmental impositions, charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside if required and in accordance with U.S. GAAP; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, landlord’s and similar statutory liens that secure a liquidated amount incurred in the ordinary course of business and that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside in accordance with U.S. GAAP (in each case except in the case of landlord’s Liens); (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, encroachments, declarations, covenants, conditions, reservations, and limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and immaterial defects, imperfections or irregularities in title which are non-monetary in nature (except immaterial assessments and obligations under easements, covenants, declarations and the like which are not due and payable) and which do not materially interfere with the use and operation of the related Real Property as currently used and operated by the Company or any of its Subsidiaries and do not have a Material Adverse Effect; (vi) as to Leased Real Property, all liens and encumbrances and other Liens of whatsoever nature created or incurred by any owner, landlord, sublandlord or other Person in title, and (vii) any state of facts an inspection or accurate survey of any real property would disclose, which would not materially interfere with the use and operation of the related Real Property as currently used and operated, and (viii) any other liens, encumbrances or other matters which are insured over pursuant to any existing title insurance policies in favor of the Company or its Subsidiaries.
               (v) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, labor union, trust, unincorporated organization or other entity.
               (w) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.
               (x) “RSU” means a restricted stock unit granted under the Company Equity Compensation Plans and outstanding immediately prior to the Acceptance Date.
               (y) “Sherman Act” means title 15 of the United States Code §§ 1-7.

               (z) “Subsidiary” means, with respect to any Person, (i) any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, (ii) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct the policies, management and affairs of such partnership, (iii) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct the polices, management and affairs of such company, or (iv) any other Person (other than a corporation, a limited partnership or a limited liability company) in which such Person, directly or indirectly, owns at least a majority of the outstanding voting equity interests of such other Person or otherwise has the power to direct the policies, management and affairs thereof.
          Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
          Section 9.05 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          Section 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (from and after the Acceptance Time) for the provisions of Section 6.05, are not intended to and do not confer upon any Person other than the parties any legal or equitable rights or remedies.
          Section 9.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that, upon prior written notice to the Company, (a) Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, (b) Parent and Merger Sub may assign any of or all their respective rights, interests and obligations under this Agreement to any lender as collateral security as of the Acceptance Date; and (c) Offeror may assign any of or all its rights, interests and obligations with respect to the Top-Up Option to Parent or to any direct or indirect wholly-owned Subsidiary of Parent; provided, further, that, in each of cases (a), (b) and (c), no such assignment shall relieve Parent, Merger Sub or Offeror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          Section 9.10 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 9.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          Section 9.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.
          Section 9.12 Specific Performance. The parties agree (a) that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) that, accordingly, if for any reason Parent, Merger Sub (or Offeror) or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief to ensure compliance with the terms hereof, including the obligation to accept for payment the shares of Company Common Stock in the Offer and to consummate the Merger, and (c) to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity.
          Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
          Section 9.14 Performance of Offeror Obligations. Parent shall cause Offeror to perform its obligations under this Agreement, and shall be responsible for any breach or non-performance of any obligation of Offeror under this Agreement.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

AGRIUM INC.
By:	/s/ Michael M. Wilson
	Name:	Michael M. Wilson
	Title:	President & Chief Executive Officer

By:	/s/ Bruce G. Waterman
	Name:	Bruce G. Waterman
	Title:	Senior Vice President, Finance & Chief
Financial Officer

UTAH ACQUISITION CO.
By:	/s/ Richard L. Gearheard
	Name:	Richard L. Gearheard
	Title:	President

By:	/s/ Patrick J. Freeman
	Name:	Patrick J. Freeman
	Title:	Vice President & Treasurer

UAP HOLDING CORP.
By:	/s/ Todd A. Suko
	Name:	Todd A. Suko
	Title:	Vice President, General Counsel & Secretary

Agreement and Plan of Merger

ANNEX A
TENDER OFFER CONDITIONS
          Notwithstanding any other provisions of the Offer or this Agreement, neither Parent nor Offeror shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 promulgated under the Exchange Act, pay for any tendered shares of Company Common Stock if (i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of Section 1.01, that number of shares of Company Common Stock which, when added to any shares of Company Common Stock already owned by Parent or Offeror (but excluding any shares of Company Common Stock subject to the Top-Up Option), represents a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof, other than derivative securities or other rights to acquire Company Common Stock that are converted into the right to receive only cash upon (and are not, and will not be, exercisable for or convertible into shares of Company Common Stock following) the Acceptance Time and any shares of Company Common Stock subject to the Top-Up Option) at the time of the expiration of the Offer (the “Minimum Tender Condition”), (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated (the “HSR Condition”), (iii) the Competition Act Approval shall not have been obtained or (iv) at any time on or after the date of the Agreement and prior to the Acceptance Time, any of the following events shall occur and be continuing:
               (a) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger;
               (b) (i) any of the representations and warranties of the Company set forth in Section 3.03(a), Section 3.03(b) and Section 3.03(c) not be true and correct in all material respects as of any time of determination as if made at the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), (ii) the representation and warranty of the Company set forth in the first sentence of Section 3.07 shall not be true and correct as of any time of determination; or (iii) any of the other representations and warranties of the Company set forth in this Agreement (without giving effect to any “materiality” or Material Adverse Effect qualifier therein) shall not be true and correct as of any time of determination as if made at the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

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               (c) the Company shall have not performed in all material respects any obligations, covenants and agreements required to be performed by it under this Agreement prior to the date of determination; or
               (d) the Company shall not have furnished Parent on the Expiration Date with a certificate dated as of the Expiration Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (b) and (c) of this Annex A shall not have occurred and continue to exist as of the Expiration Date.
          The foregoing conditions are for the benefit of Parent and Offeror and may be asserted by Parent or Offeror regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Offeror in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and waiving such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered shares of Company Common Stock.

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